                                                                    EXHIBIT 99.1



Contacts:   For Media:      John Calagna
                            (212) 578-4132

            For Investors:  Kevin Helmintoller
                            (212) 578-5140


           METLIFE ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2001 RESULTS

NEW YORK, February 12, 2002 - MetLife, Inc. (NYSE: MET) today reported a fourth quarter 2001 net loss of $296 million, or $0.41 per share, compared with net income of $591 million, or $0.74 per share, on a diluted basis, for the fourth quarter of 2000. For the 2001 quarter, the net loss includes a recently announced $159 million ($250 million pre-tax) charge to cover costs associated with the anticipated resolution of certain class action lawsuits and a related regulatory inquiry pending against Metropolitan Life Insurance Company, $330 million of charges related to business realignment initiatives, the establishment of a $74 million policyholder liability with respect to certain group annuity contracts at New England Financial and net realized investment losses of $172 million, all of which are net of income taxes. For the 2000 fourth quarter, net income included a surplus tax benefit of $175 million and after-tax net realized investment gains of $12 million.

Excluding these items, the fourth quarter 2001 results were $439 million, up 9% from $404 million for the prior year period. On a per share diluted basis, the fourth quarter 2001 results were $0.59, up 16% from $0.51 for the year-ago period.

The $330 million of after-tax charges relate to business realignment initiatives taken by MetLife's Individual Business, Institutional Business and Auto & Home segments. These actions include staff reductions, office consolidations and the discontinuance of certain businesses. These initiatives are expected to result in after-tax savings of approximately $100 million during 2002 - approximately $60 million, $35 million and $5 million in Individual Business, Institutional Business and Auto & Home, respectively. These initiatives and the establishment of the aforementioned policyholder liability were the subject of the company's October 22, 2001 press release.

"We faced a very challenging year. We made tough decisions that strengthened MetLife and better positioned us to provide long-term value for our shareholders and a greater array of products and services for our customers," said Robert H. Benmosche, chairman and chief executive officer. "I am confident that we will deliver on our three-year plan to produce 15% growth in operating earnings per share annually through 2004, and increase our operating return on equity annually by 75 basis points through 2004."


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Net income for 2001 was $473 million, or $0.62 per diluted share. For 2000, net income was $953 million, or $1.21 per share on a pro forma diluted basis. Net income for 2001 includes the aforementioned $159 million litigation charge, $330 million of business realignment initiative charges, $74 million for the policyholder liability, $208 million of losses associated with September 11th tragedies and net realized investment losses of $433 million, all of which are net of income taxes. For 2000, net income included a one-time payout to transferred Canadian policyholders of $327 million associated with MetLife's demutualization, net realized investment losses of $236 million and demutualization expenses of $170 million, all of which were net of income taxes, as well as a net surplus tax benefit of $145 million.

Excluding these items, the 2001 results were $1.68 billion, or $2.19 per diluted share, compared with $1.54 billion, or $1.96 per share, on a pro forma diluted basis, for the prior year. Return on equity for the year was 11.3%, up from 10.5% for the prior year.

FOURTH QUARTER AND FULL-YEAR SEGMENT RESULTS

After-tax earnings or losses for the segment discussions is segment net income or loss before the aforementioned: (a) investment gains and losses net of related policyholder amounts, (b) litigation charge in 2001, (c) business realignment initiative charges in 2001, (d) policyholder liability in 2001, (e) losses associated with September 11th, (f) one-time payout to transferred Canadian policyholders in 2000, (g) demutualization costs in 2000, all of which are net of income taxes, and (h) surplus tax benefits in 2000.

Individual Business

Fourth Quarter Results: Individual Business after-tax earnings were $187 million, compared with $198 million in the prior year period. This decrease includes a $15 million after-tax reduction in investment income due to the reallocation of capital following the Closed Block reinsurance transaction that occurred in October 2000 and became effective on January 1, 2001. The business realignment initiative charges and the additional policyholder liability charge related to Individual Business were $61 million and $74 million, respectively; both of which are net of income taxes.

Total life insurance and annuity premiums and deposits increased 15% to $4.11 billion from $3.56 billion from the year-ago quarter. Total first year life insurance premiums and deposits were $272 million, up 28% from $212 million for the fourth quarter of 2000. Excluding single premium corporate owned life insurance (COLI) sales and bank owned life insurance (BOLI) sales, which can vary significantly from period to period, first year life insurance premiums and deposits increased 20%, to $217 million from $181 million from the year-ago quarter.

First year premiums and deposits for variable and universal life insurance products were $209 million, up 30% from $161 million for the same period in 2000. Excluding the aforementioned COLI and BOLI sales, first year premiums and deposits for variable and universal life insurance products increased 18%, to $154 million from $130 million for the prior year period.

Annuity deposits were $1.76 billion, up 45% from $1.21 billion for the prior year period, bolstered by Individual Business' new distribution channel, MetLife Investors Group, which grew annuity deposits by 134%. Mutual fund sales were $692 million, compared with $1.12 billion in the fourth quarter of 2000.


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Full Year Results: Individual Business after-tax earnings were $735 million, compared with $781 million in the prior year. Return on equity increased to 9.9% from 8.7% in 2000. The year over year reduction in earnings was primarily the result of a $60 million after-tax reduction in investment income due to the reallocation of capital following the Closed Block reinsurance transaction. The business realignment initiative charge, the additional policyholder liability charge and losses associated with September 11th related to Individual Business were $61 million, $74 million and $15 million, respectively, all of which are net of income taxes.

Total life insurance and annuity premiums and deposits increased to $14.26 billion from $14.19 billion from the prior year. Strong results in the second half of 2001 were offset by weakened results in the first half of the year due to customer concerns about volatile equity markets and estate tax reform. Total first year life insurance premiums and deposits were $962 million, up 32% from $727 million in 2000. Excluding COLI and BOLI sales, first year life insurance premiums and deposits increased 6%, to $734 million from $691 million from the prior year.

First year premiums and deposits for variable and universal life insurance products were $771 million, up 44% from $535 million in 2000. Excluding the aforementioned COLI and BOLI sales, first year premiums and deposits for variable and universal life insurance products increased 9% to $543 million from $499 million. Annuity deposits were $5.68 billion, up 3% from $5.52 billion for the prior year. Mutual funds sales were $3.06 billion, compared with $4.74 billion in 2000.

Institutional Business

Fourth Quarter Results: Institutional Business after-tax earnings were $220 million, compared with $163 million for the prior year period. The after-tax business realignment initiative charge related to Institutional Business was $267 million with $1 million, $2 million, and $264 million impacting the group life, non-medical health and other, and retirement and savings businesses, respectively.

Group life's after-tax earnings were $76 million, compared with $48 million during the prior year period. The increase was due to higher investment margins combined with more favorable mortality results. Non-medical health and other's after-tax earnings were $35 million, compared with $44 million in the 2000 quarter. Higher claims activity in the company's group disability product line offset improved performance in the company's dental and small business operations. However, disability results improved versus the third quarter of 2001 primarily as a result of lower claims incidence. Retirement and savings' after-tax earnings were $109 million, compared with $71 million in the prior year period. Retirement and savings benefited from additional capital that was reallocated from Individual Business as a result of the aforementioned Closed Block reinsurance transaction, as well as increased investment margins and a reduction in operating expenses.

Total premiums, fees and other revenues were down slightly to $2.10 billion from $2.13 billion reported in the fourth quarter of 2000. Premiums, fees and other revenues for the non-medical health and other category increased slightly to $691 million from $681 million for the prior year period. Group life premiums, fees and other revenues increased 3% to $1.20 billion from $1.17 billion in the year-ago period.


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Full Year Results: Institutional Business after-tax earnings were $828 million, compared with $610 million for 2000. Return on equity was 18.1%, up from 16.0% in 2000. The after-tax business realignment initiative charge related to Institutional Business was $267 million with $1 million, $2 million, and $264 million impacting the group life, non-medical health and other, and retirement and savings businesses, respectively. The after-tax losses associated with September 11th related to Institutional Business were $182 million with $99 million and $83 million impacting the group life and non-medical health and other businesses, respectively.

Group life after-tax earnings were $298 million, compared with $234 million for the prior year. The increase was due to significantly higher investment margins, as well as lower operating expenses. Non-medical health and other after-tax earnings were $152 million, compared with $155 million for the prior year. Higher claims activity in the company's group disability and accidental death and dismemberment product lines offset improved performance in the company's dental and small business operations. Retirement and savings after-tax earnings were $378 million, compared with $221 million for the prior year. Retirement and savings benefited from additional capital that was reallocated from Individual Business as a result of the aforementioned Closed Block reinsurance transaction, as well as a significant improvement in investment margins.

Total premiums, fees and other revenues were up 5% to $8.53 billion from $8.10 billion reported in 2000. Premiums, fees and other revenues for the non-medical health and other category increased 11% to $2.81 billion during 2000 from $2.54 billion for the prior year. Group life premiums, fees and other revenues increased 10% to $4.93 billion from $4.50 billion for the prior year.

Auto & Home

Fourth Quarter Results: MetLife's Auto & Home after-tax earnings were $45 million, compared with $37 million for the fourth quarter of 2000. Growth in this segment resulted from continuing rate increases on its automobile and homeowners product lines, as well as lower operating expenses. The after-tax business realignment initiative charge related to Auto & Home was $2 million.

Full Year Results: Auto & Home after-tax earnings were $58 million, compared with $43 million in 2000. Earnings improvements from rate increases and lower operating expenses were offset by increased claims and severity that resulted from adverse weather in the beginning of the year. The business realignment initiative charge and losses associated with September 11th related to Auto & Home were $2 million and $4 million, respectively, both of which are net of income taxes.

International

Fourth Quarter Results: After-tax losses from MetLife's International operations were $8 million versus after-tax earnings of $3 million in the year-ago period. An after-tax loss of $18 million for MetLife Argentina negatively affected international results reflecting the impact of recent economic and political events. Partially offsetting the loss in Argentina were earnings improvements and benefits resulting from deployed tax strategies in the company's mature operations.

Full Year Results: International after-tax earnings were $32 million, up from $25 million in 2000. Earnings improvements and benefits resulting from deployed tax strategies in the company's mature operations were partially offset by after-tax losses of $20 million in Argentina. The after-tax charge for the one-time payout to transferred Canadian policyholders related to International was $327 million in 2000.


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Reinsurance

Fourth Quarter Results: After-tax losses from this business segment were $1 million, down from after-tax earnings of $25 million in 2000. The decrease in earnings was due primarily to lower results from Reinsurance Group of America, Incorporated (NYSE: RGA). At year-end 2001, MetLife beneficially owned 58% of RGA common stock. As RGA reported in its fourth quarter and year-end earnings announcement, the decline in earnings was due to several factors, including the company's reserve strengthening on its Argentine pension business, higher than expected claims levels in its U.S. segment and lower investment yields.

Full Year Results: Reinsurance after-tax earnings were $53 million, down from $72 million in 2000. The decrease in after-tax earnings for the year is due primarily to lower results from RGA in the fourth quarter as described previously. After-tax losses associated with September 11th related to Reinsurance were $7 million.

Asset Management

Fourth Quarter Results: After-tax earnings for the asset management segment were $2 million for the fourth quarter of 2001, down from $3 million in the year-ago period. The year-ago period included results from Nvest, L.P. and Nvest Companies, L.P., which were sold by MetLife on October 30, 2000, and Conning Corporation, which was sold by MetLife on July 2, 2001.

Full Year Results: After-tax earnings for asset management decreased to $11 million from $34 million in 2000. The year-ago period included results from Nvest, L.P., Nvest Companies, L.P. and Conning Corporation.

Corporate, Other and Eliminations

Fourth Quarter Results: The corporate, other and eliminations segment reported an after-tax loss of $6 million in the fourth quarter of 2001 versus an after-tax loss of $25 million in the year ago period. The after-tax litigation charges related to this segment were $159 million.

Full Year Results: The corporate, other and eliminations segment reported an after-tax loss of $40 million in 2001, compared with an after-tax loss of $24 million during 2000. The after-tax litigation charges related to this segment were $159 million in 2001. The after-tax demutualization costs related to this segment were $170 million in 2000.

CORPORATE EVENTS

Share Repurchase

For the quarter ended December 31, 2001, the company repurchased approximately
10.4 million shares of common stock at an aggregate cost of approximately $304 million through the MetLife Policyholder Trust and the company's share repurchase program. From April 2000 to December 31, 2001, the company has bought back approximately 71 million shares at an aggregate cost of approximately $1.9 billion. At December 31, 2001, the company had approximately $277 million remaining on its existing share repurchase authorization.


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Earnings Conference Call

MetLife will hold a conference call later this morning from 11:00 a.m. to 12:00 p.m. (EST) to discuss its fourth quarter and year-end results. The conference call will be available live via telephone and Internet. To listen over the telephone, dial 1-847-944-7140 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call via the Internet should go to the Web site at least fifteen minutes prior to the call to register, and download and install any necessary audio software.

The conference call will be available for replay via telephone and Internet beginning at 2:30 p.m. (EST) on Tuesday, February 12, 2002, until Tuesday, February 19, 2002, at 11:59 p.m. (EST). To listen to a replay of the conference call over the telephone, dial 1-320-365-3844 (domestic and international callers). The access code for the replay is 623634. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately nine million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 14 countries.

                                     # # #

This release contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to trends in the company's operations and financial results and the business and the products of the company, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects on the company. Such forward-looking statements are not guarantees of future performance.

Actual results may differ materially from those included in the forward-looking statements as a result of risks and uncertainties including, but not limited to the following: (i) changes in general economic conditions, including the performance of financial markets and interest rates; (ii) heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors; (iii) unanticipated changes in industry trends; (iv) the company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; (v) deterioration in the experience of the "closed block" established in connection with the reorganization of Metropolitan Life Insurance Company; (vi) catastrophe losses; (vii) adverse litigation or arbitration results; (viii) regulatory, accounting or tax changes that may affect the cost of, or demand for, the company's products or services; (ix) downgrades in the company's and its affiliates' claims paying ability or financial strength ratings; (x) changes in rating agency policies or practices; (xi) discrepancies between actual claims experience and assumptions used in setting prices for the company's products and establishing the liabilities for the company's obligations for future policy benefits and claims; (xii) the effects of business disruption or economic contraction due to terrorism or other hostilities; and
(xiii) other risks and uncertainties described from time to time in the company's filings with the Securities and Exchange Commission, including its S-1 and S-3 registration statements. The company specifically disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

For a copy of the company's Quarterly Financial Supplement, please visit its Web site (www.metlife.com).

                                  MetLife, Inc.
  Consolidated Statements of Operating Earnings and Adjusted Operating Earnings
                                    Unaudited
                          (Dollar amounts in millions)


                                                                     Three months ended December 31,        Year ended December 31,
                                                                     -------------------------------      --------------------------
                                                                          2001              2000             2001             2000
                                                                       ---------         ---------        ---------        ---------
Premiums and fees                                                      $   5,054         $   4,824        $  19,101        $  18,137
Net investment income                                                      2,968             3,115           11,923           11,768
Other revenues                                                               377               466            1,507            2,229
                                                                       ---------         ---------        ---------        ---------
  Total operating revenues                                                 8,399             8,405           32,531           32,134
                                                                       ---------         ---------        ---------        ---------

Policyholder benefits, claims and dividends                                5,526             4,960           20,540           18,812
Interest credited to policyholder account balances                           856               759            3,084            2,935
Other expenses                                                             2,214             2,069            7,565            8,024
                                                                       ---------         ---------        ---------        ---------
  Total operating expenses                                                 8,596             7,788           31,189           29,771
                                                                       ---------         ---------        ---------        ---------

Operating earnings, before provision for income taxes                       (197)              617            1,342            2,363
Provision for income taxes                                                   (73)              213              436              822
                                                                       ---------         ---------        ---------        ---------
OPERATING EARNINGS                                                     $    (124)        $     404        $     906        $   1,541
                                                                       ---------         ---------        ---------        ---------

Race-conscious underwriting loss provision, net of income taxes              159                --              159               --
September 11, 2001 tragedies, net of income taxes                             --                --              208               --
                                                                       ---------         ---------        ---------        ---------
ADJUSTED OPERATING EARNINGS                                            $      35         $     404        $   1,273        $   1,541
                                                                       =========         =========        =========        =========

Fourth quarter 2001 charges                                                  404         $      --              404               --
                                                                       ---------         ---------        ---------        ---------
ADJUSTED OPERATING EARNINGS EXCLUDING FOURTH QUARTER 2001 CHARGES      $     439         $     404        $   1,677        $   1,541
                                                                       =========         =========        =========        =========


                                  MetLife, Inc.
                              Financial Highlights
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)


                                                                      At or for the three months               At or for the year
                                                                          ended December 31,                   ended December 31,
                                                                     -----------------------------        --------------------------
                                                                        2001                2000             2001             2000
                                                                     ---------           ---------        ---------        ---------
Other Financial Data:
  Operating earnings                                                 $    (124)          $     404        $     906        $   1,541
  Adjusted operating earnings                                        $      35           $     404        $   1,273        $   1,541
  Adjusted operating earnings excluding fourth quarter
    2001 charges                                                     $     439           $     404        $   1,677        $   1,541
  Net income                                                         $    (296)          $     591        $     473        $     953

Individual Business Sales Data:
  Total first year life premiums and deposits                        $     272           $     212        $     962        $     727
  Variable and universal life first year premiums and deposits       $     209           $     161        $     771        $     535
  Total annuity deposits                                             $   1,763           $   1,214        $   5,676        $   5,521
  Mutual fund sales                                                  $     692           $   1,117        $   3,064        $   4,743

Earnings per Share Calculation:
  Weighted average common shares outstanding - diluted                   747.0               789.7            767.0          787.6 *
  Operating earnings per share - diluted                             $   (0.17)**        $    0.51        $    1.18         $ 1.96 *
  Adjusted operating earnings per share - diluted                    $    0.05           $    0.51        $    1.66         $ 1.96 *
  Adjusted operating earnings per share excluding fourth
    quarter 2001 charges - diluted                                   $    0.59           $    0.51        $    2.19         $ 1.96 *
  Net income after date of demutualization per share - diluted       $   (0.41)**        $    0.74        $    0.62        $    1.21


* MetLife, Inc.'s initial public offering took place on April 5, 2000. Weighted average common shares outstanding - diluted, operating earnings per share - diluted, adjusted operating earnings per share - diluted and adjusted operating earnings per share excluding fourth quarter business realignment initiatives - diluted for the year ended December 31, 2000 are pro-forma assuming 786.8 million common shares outstanding beginning January 1, 2000 through the date of the IPO.

**Does not include the effects of the assumed conversion of forward purchase contracts and exercise of stock options because of their anit-dilutive properties.

                                  MetLife, Inc.
                         Consolidated Balance Sheet Data
                                    Unaudited
              (Dollar amounts in millions, unless otherwise noted)


                                                                         At                At
                                                                     December 31,      December 31,
                                                                         2001              2000
                                                                      ---------         ---------
Balance Sheet Data:
  General account assets                                              $ 194,184         $ 183,884
  Separate account assets                                                63,409            70,250
                                                                      ---------         ---------
    Total assets                                                      $ 257,593         $ 254,134
                                                                      =========         =========
  Policyholder liabilities (including amounts of closed block)        $ 150,933         $ 142,571
  Short-term debt                                                     $     355         $   1,085
  Long-term debt                                                      $   3,628         $   2,400
  Company-obligated mandatorily redeemable capital securities         $   1,256         $   1,090
  Common stock, at par value                                          $       8         $       8
  Capital in excess of par value                                      $  14,966         $  14,926
  Retained earnings                                                   $   1,349         $   1,021
  Treasury stock                                                      $  (1,934)        $    (613)
  Accumulated other comprehensive income                              $   1,720         $   1,047
  Total equity                                                        $  16,109         $  16,389

Reconciliation of Operating Earnings to Net Income
Unaudited
(Dollar amounts in millions)


                                                                         Three months ended                12 months ended
                                                                             December 31,                    December 31,
                                                                       -----------------------        -----------------------
                                                                         2001            2000           2001            2000
                                                                       -------         -------        -------         -------
Adjusted operating earnings excluding fourth
  quarter 2001 charges                                                 $   439         $   404        $ 1,677         $ 1,541
Fourth quarter 2001 charges                                                404              --            404              --
                                                                       -------         -------        -------         -------
Adjusted operating earnings                                                 35             404          1,273           1,541
                                                                       -------         -------        -------         -------
Race-conscious underwriting loss provision, net of income taxes            159              --            159              --
September 11, 2001 Terrorist Acts, net of income taxes                      --              --            208              --
                                                                       -------         -------        -------         -------
Operating earnings                                                        (124)            404            906           1,541
                                                                       -------         -------        -------         -------
After-tax investment losses                                               (172)             12           (433)           (236)
Demutualization costs (net of income taxes)                                 --              --             --            (170)
Surplus tax                                                                 --             175             --             145
Payments to Canadian policyholders                                          --              --             --            (327)
                                                                       -------         -------        -------         -------
Net income                                                             $  (296)        $   591        $   473         $   953
                                                                       =======         =======        =======         =======